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                                                             Exhibit 99.23(d)(i)

                        Addendum to Management Agreement
                               between Lord Abbett
                     Securities Trust and Lord, Abbett & Co.
                      DATED: MAY 19, 1993 (THE "AGREEMENT")


     Lord, Abbett & Co. LLC and Lord Abbett Securities Trust (the "Trust") on behalf of Lord Abbett Large-Cap Value Fund (the "Fund Series") do hereby agree that (a) the annual management fee rate for the Fund Series with respect to paragraph 2 of the Agreement shall be as follows: 0.40 of 1% of the first $2 billion of average daily net assets of Lord Abbett Large-Cap Value Fund, 0.375 of 1% of the next $3 billion of such assets and 0.35 of 1% of such assets in excess of $5 billion.

     For purposes of Section 15 (a) of the Act, this Addendum and the Agreement shall together constitute the investment advisory contract of the Fund Series.


                                                   LORD, ABBETT & CO. LLC


                                                   BY:   /s/ PAUL A. HILSTAD
                                                         -------------------
                                                         Member


Lord Abbett Securities Trust
(on behalf of Lord Abbett Large-Cap Value Fund)

BY:  /s/ CHRISTINA T. SIMMONS
     ------------------------------------
     Vice President & Assistant Secretary


Dated: As of June 30, 2003